As filed with the Securities and Exchange Commission on October 22, 2003
                                                    Registration No.  333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM F-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                             World Heart Corporation
             (Exact name of Registrant as specified in its charter)

                                 Not Applicable
                 (Translation of Registrant's name into English)
            Ontario                                     Not Applicable
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                       Identification No.)

                             ----------------------
                                 1 Laser Street
                             Ottawa, Ontario K2E 7V1
                                 (613) 226-4278

   (Address and telephone number of Registrant's principal executive offices)
                             ----------------------
                                World Heart Inc.
                                7799 Pardee Lane
                                Oakland, CA 94621
                                 (510) 563-5000
            (Name, address and telephone number of agent for service)
                             ----------------------
                          Copies of communications to:

                                Kevin Keogh, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                               Fax: (212) 354-8113

                             ----------------------
        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                      CALCULATION OF REGISTRATION FEE
====================================================================================================================================
Title of Each Class of Securities         Amount to be          Proposed Maximum     Proposed Maximum Aggregate       Amount of
         to be Registered                Registered (1)       Price Per Unit(1)(2)      Offering Price(1)(2)       Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                               38,943,548               $1.10                 $42,837,902.80             $3,465.59
Common Shares(3)                            42,837,903               $1.10                 $47,121,693.30             $3,812.14

Total                                       81,781,451                                     $89,959,596.10             $7,277.73
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average bid and asked price on the Over-the-Counter Bulletin Board as of October 20, 2003.
(2) Pursuant to Rule 416, this Registration Statement also relates to an indeterminate number of additional common shares resulting from stock splits, stock dividends or similar transactions with respect to the common shares being registered hereunder.
(3)  Issuable upon exercise of warrants.
                                 ---------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS

                             WORLD HEART CORPORATION
                            81,781,451 Common Shares


--------------------------------------------------------------------------------

     Using this prospectus, the selling securityholders or their transferees may dispose of any of these shares or interests therein as we describe under "Plan of Distribution."

     In the United States, our common shares trade on the Over-the-Counter Bulletin Board ("OTCBB") under the listing symbol "WHRTF." In Canada, our common shares trade on the Toronto Stock Exchange ("TSX") under the listing symbol "WHT." On October 21, 2003, the last reported sale price for the common shares was US$1.07 on the OTCBB and Cdn$1.45 on the TSX .

     We will receive the exercise price of the warrants described in this prospectus to the extent they are exercised. We will not receive any proceeds in connection with the common shares disposed of by the selling securityholders or their transferees.

     An investment in common shares involves a high degree of risk. Before purchasing any common shares, you should consider carefully the risks described under "Risk Factors" beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common shares or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.


--------------------------------------------------------------------------------

                                October 22, 2003

                                TABLE OF CONTENTS

                                                                            Page


THE COMPANY....................................................................1

PRESENTATION OF FINANCIAL INFORMATION..........................................1

RISK FACTORS...................................................................2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................8

CAPITALIZATION.................................................................9

USE OF PROCEEDS...............................................................12

PLAN OF DISTRIBUTION..........................................................12

SELLING SECURITYHOLDERS.......................................................14

MATERIAL CONTRACTS............................................................22

EXPENSES OF THE ISSUE.........................................................25

SHARE CAPITAL.................................................................26

DIVIDENDS.....................................................................28

EXPERTS.......................................................................28

ENFORCEABILITY OF CIVIL LIABILITIES...........................................28

ADDITIONAL INFORMATION........................................................29

WHERE YOU CAN GET MORE INFORMATION............................................29

INCORPORATION OF DOCUMENTS BY REFERENCE.......................................30

LEGAL MATTERS.................................................................30



     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

                                      (i)

     This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase common shares by any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The distribution of this prospectus and the offering or sale of the common shares in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Persons into whose possession this prospectus may come are required to inform themselves about and to observe such restrictions.

                                      (ii)

                                   THE COMPANY

     World Heart Corporation's (referred to in this prospectus as "WorldHeart") business is currently focused on the development and commercialization of ventricular assist devices (VADs). VADs are mechanical assist devices that can provide an effective treatment for end-stage heart failure by supplementing the circulatory function of the heart by rerouting blood flow through a mechanical pump. There have been more than 10,000 VADs used clinically over the past 10 years.


     WorldHeart was organized in April 1996 to develop a global medical device business through licensed artificial heart and related technology developed by the University of Ottawa Heart Institute Research Corporation, Cardiovascular Devices Division. WorldHeart is currently focused on two VAD technologies: the Novacor(R) LVAS, referred to in this prospectus as Novacor LVAS, and the HeartSaverVADTM, referred to in this prospectus as HeartSaver, The Novacor LVAS represents WorldHeart's current generation of implantable pulsatile VADs.
HeartSaver is currently under development and is expected to result in WorldHeart's next-generation implantable pulsatile VAD. HeartSaver is being designed to be an affordable, implantable heart assist device to provide long-term pulsatile blood flow to patients suffering from heart failure and to permit the recipient to return to near normal activities. Commercial production of HeartSaver is currently planned for late 2007.

     On June 30, 2000, through World Heart Inc., our wholly owned subsidiary, we acquired the assets and liabilities of Edwards Novacor LLC (referred to in this prospectus as Novacor) from Edwards Lifesciences LLC (referred to in this prospectus as Edwards) for a total purchase price of approximately $62.5 million pursuant to a contribution agreement dated as of May 24, 2000 between WorldHeart, Edwards, Novacor and World Heart Inc. As a result of this acquisition, WorldHeart began commercial operations with the sale of a left ventricular assist system, Novacor LVAS. Development of Novacor LVAS commenced in 1969 with the objective of developing a long-term circulatory support device and with the focus on an implantable electrically driven pump. Novacor LVAS is commercially available as a bridge to transplantation in Europe, the United States and Canada. In Europe, it is also available as an alternative to transplantation and as a bridge to recovery to support patients who may have an ability to recover use of their natural heart. In Japan, Novacor LVAS is approved for use by cardiac patients at risk of imminent death from non-reversible left ventricular failure for which there is no alternative but a heart transplant. Additionally, in the U.S., we submitted a PMA (pre-marketing approval) Supplement to the U.S. Food and Drug Administration, or "FDA," for use of the Novacor LVAS by end-stage heart failure patients who are not candidates for heart transplantation. The FDA accepted the submission for filing and has given the submission expedited review status. Novacor LVAS has been implanted in more than 1,480 patients worldwide.

     WorldHeart was incorporated by Articles of Incorporation under the laws of the Province of Ontario, Canada, on April 1, 1996. Our head office is located at 1 Laser Street, Ottawa, Ontario, Canada, K2E 7V1 and our telephone number is
(613) 226-4278. World Heart Inc., a wholly owned subsidiary, is located at 7799 Pardee Lane, Oakland, CA, USA, 94621 and its telephone number is (510) 563-5000. 2007262 Ontario Inc., an associated research and development company, is located at our head office address.


                      PRESENTATION OF FINANCIAL INFORMATION

     We express all dollar amounts in this prospectus in Canadian dollars, except where we indicate otherwise. References to "$" are to Canadian dollars and references to "US$" are to U.S. dollars.

                                  RISK FACTORS

     If you purchase our common shares, you will take on a financial risk. In deciding whether to invest, you should carefully consider the following factors and the information contained in this prospectus, including the information incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business, financial condition and results of operations. If any of the events described below actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.

Substantial Losses  and Limited Revenues Earned Since Incorporation

     Since incorporation, WorldHeart has incurred substantial losses from commercial operations, costs of start-up and research and development expenses. WorldHeart's accumulated deficit at June 30, 2003 was $192,011,120. WorldHeart's ability to achieve profitability depends on a variety of factors including our ability to maintain current regulatory approvals, obtain new regulatory approvals and to manufacture, market and sell our products.

     We generated revenues of $5,874,000 from commercial sales of the Novacor LVAS for the six months ended June 30, 2003 ($10,106,931 for the year ended December 31, 2002). We believe that we will be able to generate increased revenues on the basis of the regulatory approvals that we have been granted to date. We have also applied to the FDA in the United States and Health Canada for certain other enhancements and expanded use indications for our Novacor LVAS. However, there can be no assurance that, with or without the regulatory approval of enhancements or new indications, we will be able to generate the level of revenues required to achieve profitability and to fund research and development activities in amounts in excess of our current cash reserves.

     WorldHeart does not contemplate commercial production of HeartSaver until late 2007. Moreover, no assurance can be given that any regulatory approvals will ever be obtained or, even if obtained, that such approvals will lead to the successful commercialization of HeartSaver.

Significant Capital Investment Required to Bring Future Products and Product Enhancements to Market

     WorldHeart's investment of capital could be significant. Developing our technology, future products and continued product enhancements could require a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development. If adequate funds are not available when required, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, potential products or products that we would otherwise seek to develop or commercialize ourselves. The inability to obtain additional financing when needed would likely have a material adverse effect on WorldHeart.

Regulatory Approvals May Not Be Obtained

     Most countries, including the United States, Canada and countries in the European Union, require regulatory approval prior to the commercial distribution of medical devices. In particular, implanted medical devices generally are subject to rigorous clinical testing as a condition of approval by the FDA and by similar authorities in Canada, in Europe and in other countries. The approval process is expensive and time consuming. Non-compliance with applicable regulatory requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant marketing approval for devices, withdrawal of marketing approvals, and criminal prosecution. The inability to obtain the appropriate regulatory approvals for our products in the United States, Canada and the rest of the world could have a material adverse effect on our business, financial condition and results of operations.

     Novacor LVAS has already been approved in Europe for use in end-stage heart failure patients without restriction to indication ("bridge to transplant," "alternative to transplant" and "bridge to recovery"), and in Japan for use by cardiac patients at risk of imminent death from non-reversible left ventricular failure for which there is no alternative but a heart transplant, and it is currently approved in the United States and Canada as a "bridge-to-transplant" therapy only, for recipients awaiting a donor heart. While the Novacor LVAS clinical trial is continuing in the United States for the expanded destination-therapy market indication, on August 14, 2002 we submitted a supplement to its PreMarket Approval with the FDA for such indication. The submission was accepted for filing on an expedited review basis by the FDA on November 22, 2002. In March 2003, the FDA requested additional data and statistical analyses in support of the submission, and on August 6, 2003, WorldHeart provided the FDA with an amended submission. However, there can be no assurance that any further regulatory approvals will be obtained. The inability to expand the indicated uses of Novacor LVAS in the United States and other countries could have a material adverse effect on our business, financial condition and results of operations.

     We plan to complete development of the HeartSaver up to the formal preclinical testing stage by year-end 2005. We expect formal preclinical testing to be sufficiently completed by year-end 2006 to provide data for submissions to commence clinical trials in the European Union and Canada. We plan to be in a position to commence human trials during 2007 in the European Union and Canada with commercialization of HeartSaver to follow in the European Union by late 2007 and in Canada in 2008. We will also seek the necessary regulatory approvals for clinical trials and market approval in the United States. We would anticipate that commercialization in the United States would occur late in 2008. There can be no assurance that Health Canada, the FDA or any other regulatory authority will act favorably or quickly in its review of our applications, if and when made, and significant difficulties and costs may be encountered by us in our efforts to obtain such approvals that could delay or preclude us from selling HeartSaver in Canada, the United States and elsewhere. Failure to receive, or delays in receiving, such approvals, including the need for extended clinical trials or additional data as a prerequisite to approval, limitations on the intended use of HeartSaver, the restriction, suspension or revocation of any approvals obtained or any failure to comply with approvals obtained could have a material adverse effect on our business, financial condition and results of operations.

Dependence on a Limited Number of Products

     Our future financial performance is expected to depend on the successful sales and marketing of Novacor LVAS and the development, introduction, customer acceptance and successful sales and marketing of our proposed HeartSaver, which is currently under development. To date, all of our revenues have resulted from sales of Novacor LVAS. There is presently no pre-clinical data relating to HeartSaver, and no applications for any clinical trials or regulatory approvals have been made. Prior to any commercial use, the technologies relating to HeartSaver currently under development will require pre-clinical and extensive clinical testing, and regulatory approvals. New product development is highly uncertain and unanticipated developments, clinical and regulatory delays, adverse or unexpected side effects or inadequate therapeutic efficacy could delay or prevent the successful commercialization of

HeartSaver. There can be no assurance that we will not experience difficulties that could delay or prevent the commercialization of HeartSaver. Any significant delays in, or premature termination of, clinical trials of our products under development could have a material adverse effect on our business, financial condition and results of operations.

Uncertainty of Market Acceptance

     Novacor LVAS and HeartSaver represent ventricular assist technologies that must compete with other pulsatile assist products as well as with other therapies for heart failure, such as medication, transplants, cardiomyoplasty and non-pulsatile flow (continuous flow) pumps. Failure of our products to achieve significant market acceptance could have a material adverse effect on our business, financial condition and results of operations.

Competition; Technological Obsolescence

     In addition to competing with other less-invasive therapies for heart failure, including drugs and pacing, our products will compete with ventricular assist technology being developed and sold by a number of companies. Competition from device companies and medical device subsidiaries of healthcare and pharmaceutical companies is intense and expected to increase.

     Some of our competitors have substantially greater financial, technical, manufacturing, distribution and marketing resources than us. Third parties may succeed in developing or marketing technologies and products which are more effective than those developed or marketed by us or that could render our technology and products non-competitive or obsolete, or we may not be able to keep pace with technological developments, all of which could have a material adverse effect on our business, financial condition and results of operations.

Limitations on Third-Party Reimbursement

     Individual patients will seldom be able to pay directly for the costs of implanting our devices. Successful commercialization of our products will depend in large part upon the availability of reimbursement for the treatment and medical costs associated with the products from third-party payers, including governmental and private health insurers and managed care organizations.
Consequently, we expect that our products will typically be purchased by healthcare providers, clinics, hospitals and other users who will bill various third-party payers, such as government programs and private insurance plans, for the healthcare services provided to their patients.

     Coverage and the level of payment provided by United States and foreign third-party payers vary according to a number of factors, including the medical procedure, third-party payer, location and cost. In the United States, many private payers follow the recommendations of the Centers for Medicare and Medicaid Services (CMS), which establishes guidelines for the governmental coverage of procedures, services and medical equipment.

     While CMS has announced pending increases in reimbursement for VADs, and extension of coverage to include both bridge and destination-therapy indications, there can be no assurance with respect to any markets in which we seek to distribute our products that third-party coverage and reimbursement will be adequate, that current levels of reimbursement will not be decreased in the future or that future legislation, regulation or reimbursement policies of third-party payers will not otherwise adversely affect the demand for our products or our ability to sell our products on a profitable basis, particularly if the installed cost of our systems and devices should be more expensive than competing products or procedures. The unavailability of third-party payer coverage or the inadequacy of reimbursement could have a material adverse effect on our business, financial condition and results of operations.

Potential Product Liability

     Our business exposes us to an inherent risk of potential product liability claims related to the manufacturing, marketing and sale of Novacor LVAS and HeartSaver by device recipients in whom the devices are implanted or by their families. Claims of this nature, if successful, could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage held by us. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations. Claims against us, regardless of their merit or potential outcome, could also have a material adverse effect on our ability to obtain physician endorsement of our products or to expand our business which could have a material adverse effect on our business, financial condition and results of operation.

Risks Associated with Manufacturing Operations; Risks Resulting From Dependence on Third-Party Manufacturers; Dependence on Sole Suppliers

     The manufacture of our products is a complex operation involving a number of separate processes and components. Material costs are high and certain of the manufacturing processes involved are labor-intensive. Achieving significant cost reductions will depend upon our ability to reduce material costs and reduce the time required to complete certain manufacturing processes. The conduct of manufacturing operations is subject to numerous risks, including reliance on third-party manufacturers, unanticipated technological problems and delays. We, or any entity manufacturing products or components on our behalf, may not be able to comply with applicable governmental regulations or satisfy regulatory inspections in connection with the manufacture of our products. Failure or delay by us or any third-party manufacturer of our products or product components to comply with applicable regulations or to satisfy regulatory inspections could have a material adverse effect on our business, financial condition and results of operations.

     WorldHeart is currently dependent on single-source third-party manufacturers for several of the components used in Novacor LVAS and HeartSaver. We do not have agreements with many of such single-source manufacturers and purchase these components pursuant to purchase orders placed from time to time in the ordinary course of business. We are substantially dependent on the ability of these manufacturers to provide adequate inventories of these components on a timely basis and on favourable terms. These manufacturers also produce components for certain of our competitors, as well as other large customers, and there can be no assurance that such manufacturers will have sufficient production capacity to satisfy our inventory or scheduling requirements during any period of sustained demand, or that we will not be subject to the risk of price fluctuations and periodic delays. Although we believe that our relationship with our manufacturers is satisfactory and that alternative sources for the components we currently purchase from single-source suppliers are currently available, the loss of the services of such manufacturers or substantial price increases imposed by such manufacturers, in the absence of readily available alternative sources of supply would have a material adverse effect on us. Failure or delay by such manufacturers in supplying components to us on favourable terms could also adversely affect our operating margins and our ability to develop and deliver our products on a timely and competitive basis which could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Key Personnel

     As a result of the specialized scientific nature of our business, we are dependent on our ability to attract and retain qualified scientific, technical and key management personnel. We face intense competition for such persons and we may not be able to attract or retain such individuals.

Volatility of Stock Price

     We are in the biotechnology industry and, as such, the price of our common shares has been, and is likely to continue to be, highly volatile. Future announcements concerning WorldHeart or our competitors, quarterly variations in operating results, introduction of new products, delays in the introduction of new products or changes in product pricing policies by us or our competitors, acquisition or loss of significant customers, partners, distributors and suppliers, changes in earnings' estimates by analysts, regulatory developments, or fluctuations in the economy or general market conditions, among other factors, could cause the market price of our common shares to fluctuate substantially. There can be no assurance that the market price of our common shares will not decline below its current price or that it will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

Reliance on Edwards Lifesciences LLC

     On June 30, 2000, we entered into a distribution agreement with Edwards, whereby Edwards will be the sole distributor, except in the United States, of our heart assist products, including Novacor LVAS and HeartSaver, until June 30, 2005. WorldHeart also committed to paying to Edwards an annual minimum gross margin guarantee of US$2 million less the gross margin actually earned by Edwards on Edwards' sale of Novacor and related equipment in any year that Edwards' purchases from WorldHeart are less than US$10 million. Distribution and sales of Novacor LVAS through Edwards accounted for a significant portion of our total revenue in fiscal 2000, 2001 and 2002. On June 30, 2000, we also entered into a supply agreement with Edwards whereby Edwards is the sole supplier of certain components of our heart assist products, including Novacor LVAS and HeartSaver, until June 30, 2005. In the event Edwards is unable to provide adequate inventories of such components to us on a timely basis it could have a material adverse effect on WorldHeart. In addition, the existence of our relationship with Edwards may limit our ability to establish, or preclude the establishment of, relationships with competitors of Edwards.

Risks Associated with Acquisitions

     WorldHeart from time to time evaluates potential acquisitions of complementary businesses, products and technologies. Such acquisitions could subject us to numerous risks, including risks associated with the integration into WorldHeart of new employees and technology. Moreover, the negotiation and completion of such transactions involves the diversion of our resources. In addition, acquisitions could result in immediate and substantial dilution to our existing shareholders, large one-time write-offs or the creation of goodwill or other intangible assets. The failure to successfully evaluate, negotiate, effect and integrate an acquisition transaction could have a material adverse effect on our business, financial condition and results of operations.

Sales of a Large Number of Our Common Shares and Exercise of Outstanding Warrants Could Adversely Affect the Market Price of Our Common Shares

     We cannot predict what effect the exercise of outstanding warrants for common shares and the sale of these common shares into the public market will have on the market price for our common shares.

As of October 21, 2003, warrants to purchase 90,532,401 common shares at a weighted average exercise price of $1.18 per common share, and warrants to purchase an additional 4,843,980 common shares at a weighted average exercise price of $6.13 per common share were outstanding. Upon the exercise of our warrants, the holders will receive 95,376,381 common shares. WorldHeart and Edwards Lifesciences (U.S.) Inc. have entered into a conversion agreement whereby, subject to shareholder consent, WorldHeart will acquire for cancellation the 1,374,570 issued Series A cumulative convertible redeemable preferred shares of WorldHeart held by Edwards Lifesciences (U.S.) Inc. by issuing to Edwards Lifesciences (U.S.) Inc. upon conversion of those shares, 3,500,000 of our common shares together with warrants to acquire an additional 7,000,000 of our common shares. Each warrant will be exercisable for one of our common shares at a price of $1.15 (subject to adjustment as provided by the terms of the warrant). If the selling securityholders or Edwards Lifesciences (U.S.) Inc. sell a large number of common shares into the public market over a short time, the market price of our common shares could decline. Such a decline may make it more difficult for us to raise money by means of future equity financings.

The Limited Prior Public Market And Trading Market May Cause Possible Volatility In Our Stock Price

     Since our common shares were delisted from the Nasdaq on October 15, 2002, there has only been a limited public market for our securities in the United States and there can be no assurance that an active trading market in our securities will be maintained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Stock market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common shares is expected to be subject to significant fluctuations in response to variations in quarterly operating results, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common shares.

Our Board of Directors Approved a Reverse Stock Split, Which if Implemented, May Harm Our Common Share Price

     On September 10, 2003, our board of directors approved a one-for-seven reverse stock split of our common shares. To date, our shareholders have not approved the reverse stock split. We anticipate that our shareholders will approve the reverse stock split at a meeting on November 25, 2003. A reverse stock split, if implemented, would mean that each seven common shares of WorldHeart would become one common share of WorldHeart. Assuming shareholder approval, our board will implement the reverse stock split in order to increase the trading price of our common shares in an effort to achieve the minimum trading price required for listing on the Nasdaq SmallCap market. WorldHeart may not however be able to meet Nasdaq's SmallCap listing requirements, increase its stockholders equity and satisfy continuing listing requirements, regardless of the trading price of our common shares.

     A typical result of a reverse stock split is that the net holdings of an individual shareholder will drop. If we implement the reverse stock split, while the price of our common shares will likely rise, the total value of a shareholder's WorldHeart common shares may suffer a net decrease. Additionally, there can be no assurance that the total market capitalization of WorldHeart common shares after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of WorldHeart common shares following the proposed reverse stock split will either equal or exceed the current per share market price. Moreover, a decline in the market price of WorldHeart common shares after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of WorldHeart common shares could be adversely affected following such a reverse stock split.

Penny Stock Regulations May Impose Certain Restrictions On Marketability Of Our Securities

     The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common shares are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and some of the documents incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contain information that is generally stated to be anticipated, expected or projected by WorldHeart, and involves known and unknown risks, uncertainties and other factors that may cause the actual results and performance of WorldHeart to be materially different from any future results and performance expressed or implied by such forward-looking information. Potential risks and uncertainties include, without limitation, the uncertainties inherent in the development of a new product for use in the human body, WorldHeart's potential need for significant additional funding, its need for acceptance from third-party payers, extensive government regulation of our products, and rapid developments in technology, including developments by competitors. Important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements include:

o our ability to successfully complete pre-clinical and clinical development of our products;
o our ability to obtain and timely enforce patent and other intellectual property protection for our technology and products;
o our ability to avoid, either by product design, licensing arrangement or otherwise, infringement of third parties' intellectual property;
o decisions, and the timing of decisions made by health regulatory agencies regarding approval of our products;

o our ability to complete and maintain corporate alliances relating to the development and commercialization of our technology and products;
o    the competitive environment and impact of technological change;
o the continued availability of capital to finance our activities in the event that profitability is not achieved; and
o    other factors we discuss under "Risk Factors."

     We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2003 and as of August 31, 2003 on an actual basis and as adjusted to reflect the private placement of shares and conversion of preferred shares on September 23, 2003:

                                                              June 30,           August 31,         August 31,
                                                              2003               2003               2003
                                                              (actual)           (actual)           (as adjusted)
                                                              ----------------   -----------------  ----------------
Senior Debt(1)(2) (3)                                               $7,103,562          $7,135,720       $         -
Subordinated Debt(1)(2) (3)                                         $3,044,384          $3,090,925       $         -
Convertible Debentures(3)(4)                                        $        -          $1,214,274       $         -


Preferred Shares: issuable in Series; unlimited
number authorized; 1,374,750 Series A cumulative
convertible redeemable preferred shares of
WorldHeart issued and outstanding at June 30,
2003, and 4,981,128 Series A cumulative
participating preferred shares of World Heart Inc.
issued and outstanding at June 30, 2003, and
1,374,750 preferred shares of WorldHeart issued
and outstanding at September 23, 2003(5)                           $65,658,625         $68,771,366       $27,820,300
                                                                 -------------      --------------     -------------
Total debt and preferred shares                                    $75,806,571         $80,212,285       $27,820,300
                                                                 =============      ==============     =============

Shareholders' equity
Common Shares: unlimited number authorized;
21,950,877 common shares issued and
outstanding at June 30, 2003, and 101,631,553
issued and outstanding at September 23, 2003(3) (5) (6)            $95,392,338         $95,392,338      $221,244,936


Contributed Surplus(5)                                             $43,235,239        $43,840,290        $15,738,758

Accumulated Deficit at June 30, 2003 (unaudited) (7)             ($192,011,120)     ($192,011,120)     ($192,011,120)
                                                                 --------------     --------------     --------------
Total stockholders' equity (deficit)                              ($53,383,543)      ($52,778,492)       $44,972,574
                                                                 --------------     --------------     --------------

Total capitalization                                               $22,423,028        $27,433,793        $72,792,874
                                                                 =============      ==============     =============

(1) The senior and unsubordinated debt was unguaranteed at June 30, 2003, but was included in a security interest covering all of WorldHeart's assets.
(2) There are no indirect or contingent liabilities at June 30, 2003 or currently.
(3) On September 23, 2003 we issued 74,699,548 common shares, for total net proceeds of $56,800,000 which has been added to the value of common shares outstanding. A portion of these proceeds was applied to retire the Senior and Subordinated Debt and the convertible debentures outstanding at August 31, 2003.
(4) On July 30, 2003, we issued Senior Subordinated Convertible Debentures in the principal amount of $1,200,000, guaranteed by WorldHeart Inc., to Sherfam Inc. and YMG Private Wealth Opportunities Fund (YMG) and an amended and restated intercreditor agreement. The debentures had a maturity date of October 29, 2003 and were convertible at the holder's option into common shares of WorldHeart for $1 per share. The debentures were callable by us at any time after September 15, 2003, upon payment of the outstanding principal amount plus accrued interest, subject to the prior right of the the holders to convert. The debentures had an interest rate of 14% per annum, and, in connection with the sale, warrants to purchase 1,200,000 common shares, at an exercise price of $1.20 per share for a period of three years were issued. As security for the debentures, we entered into a general security agreement granting a security interest in all of our assets. The debentures were repaid, in full, to YMG on September 23, 2003 and to Sherfam Inc. on September 24, 2003 and the security agreements were discharged.
(5) On September 23, 2003, 4,981,128 Series A cumulative participating preferred shares of World Heart Inc., a subsidiary of WorldHeart, were converted into 4,981,128 common shares. The total capital value of $69,052,598 was added to the outstanding value of the common shares, the value of the outstanding preferred shares was reduced by $40,951,066, and Contributed Surplus was reduced by $28,101,532.
(6) Does not include:
     (i) 2,331,288 (2,335,075 at June 30, 2003) common shares reserved for issuance upon exercise of stock options granted under our Employee Stock Option Plan (the "ESOP") and 180,000 (180,000 at June 30, 2003) common shares reserved for issuance upon exercise of non-plan stock options;

     (ii) 8,181,712 (795,000 at June 30, 2003) common shares reserved for issuance upon exercise of stock options available for future grant under our ESOP;

     (iii) 35,000 common shares reserved for issuance upon exercise of warrants issued as consideration to the United States underwriter of our initial public offering (IPO), at an exercise price of US$8.00 expiring December 12, 2003;

     (iv) 130,000 common shares reserved for issuance upon exercise of warrants issued to a principal and an associate of the IPO underwriter as compensation for early termination of a contract to provide investor relations services at an exercise price of US$5.20 per common share, expiring June 6, 2004;

     (v) 650,000 common shares reserved for issuance upon exercise of warrants issued to Technology Partnerships Canada as partial compensation for a grant program to provide research and development funding to us, at an exercise price of $6.61 per common share, expiring December 4, 2006;

     (vi) 50,000 common shares reserved for issuance upon exercise of warrants issued to Investor Relations Group for provision of investor relations services, at an exercise price of US$3.31 per common share, expiring February 11, 2006;

     (vii) 3,027,000 common shares reserved for issuance upon exercise of warrants issued to the purchasers of special warrants consisting of one common share and one common share warrant in December 2002, at an exercise price of $6.01 per common share, expiring January 24, 2004;

     (viii) 157,490 common shares reserved for issuance upon exercise of warrants issued as underwriters' compensation options in connection with the issuance of special warrants in December 2001, at an exercise price of $6.05 per common share, expiring December 19, 2005;

     (ix) 157,490 common shares reserved for issuance upon exercise of warrants issued as underwriters' underlying warrants forming part of the underwriters' compensation options in connection with the issuance of special warrants in December 2001 at an exercise price of $6.01 per common share, expiring on December 19, 2003;

     (x) 637,000 common shares reserved for issuance upon exercise of warrants issued upon the redemption of Series I preferred shares at an exercise price of $6.01 per common share, expiring January 24, 2004;

     (xi) 200,000 common shares reserved for issuance upon exercise of warrants issued to a lender to WorldHeart, at an exercise price of $1.30 per common share, expiring December 18, 2007;

     (xii) 1,343,750 common shares reserved for issuance upon exercise of warrants issued in connection with the issuance of 2,343,750 units in January 2003 consisting of one common share and one common share warrant at an exercise price of $1.60 per common share, expiring December 30, 2007 and January 7, 2008. In April 2003, 1,000,000 of these warrants were exercised, leaving 1,343,750 warrants unexercised;

     (xiii) 234,734 common shares reserved for issuance upon exercise of warrants forming part of the broker warrants issued in connection with the January 2003 unit issue, at an exercise price of $1.60 per common share, expiring December 31, 2004;

     (xiv) 234,734 common shares reserved for issuance upon exercise of warrants issued as compensation warrants forming part of the broker warrants issued in connection with the January 2003 unit issue, at an exercise price of $1.60 per common share, expiring December 31, 2007;

     (xv) 1,760,000 common shares reserved for issuance upon exercise of warrants issued as compensation for the early exercise of 1,000,000 warrants issued in connection with the issuance of units in January 2003, at an exercise price of $1.60 per common share, expiring April 2, 2008;

     (xvi) 3,000,000 common shares reserved for issuance upon exercise of warrants issued to lenders to WorldHeart, at an exercise price of $1.60 per common share, expiring January 29, 2008;

     (xvii) 1,200,000 common shares reserved for issuance upon exercise of warrants issued to the purchasers of $1,200,000 principal amount of Senior Subordinated Convertible Debenture in April 2003, at an exercise price of $1.20 per common share, expiring July 30, 2006;

     (xx) 830,000 common shares reserved for issuance upon exercise of warrants issued to two lenders in connection with a bridge financing on September 4, 2003, at an exercise price of $1.20 per common share expiring October 16, 2006.

     (xviii) 74,699,548 common shares reserved for issuance upon exercise of warrants issued in connection with the issuance of 74,699,548 units on September 22, 2003 consisting of one common share and one common share purchase warrant, at an exercise price of $1.15 per common share, expiring September 23, 2008; and

     (xix) 7,030,355 common shares reserved for issuance upon exercise of warrants issued as Agent's compensation in respect of the issuance of units in September 2003, at an exercise price of $1.15 per common share expiring September 23, 2008.


(7) As of June 30, 2003.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the disposition of the common shares covered by this prospectus.

     If the selling securityholders exercise the warrants, we will receive proceeds from such exercise. The selling securityholders do not have to exercise the warrants, and we do not know whether the selling securityholders will choose to exercise the warrants in whole or in part. The gross proceeds to WorldHeart in the event that the warrants are exercised in full is expected to be approximately $49,263,588. We intend to apply any net proceeds we receive from the exercise of the warrants to augment our working capital and for general corporate purposes.

                              PLAN OF DISTRIBUTION

     The selling securityholders, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed or negotiated prices.

     The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

     -  ordinary   brokerage   transactions   and   transactions  in  which  the
broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately negotiated transactions;

     - short sales;

     -  through  the  writing  or   settlement   of  options  or  other  hedging
transactions, whether through an options exchange or otherwise;

     - broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in
interest   as  selling   stockholders   under  this   prospectus.   The
selling securityholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     In connection with the sale of our common shares or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling securityholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In connection with their purchase of our common shares, the selling securityholders made representations that they purchased the common shares in the ordinary course of business and at the time of the purchase of the shares now being registered for resale, the selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute those shares. However, the selling securityholders may nevertheless be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. As a result, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

     The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

     Upon being notified by any selling securityholder that such selling securityholder has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     -  the  name  of  the   selling   securityholder   and  the   participating
broker-dealers;

     - the number of shares involved;

     - the price at which the shares were sold;

     - the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable;

     - that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transactions.

     Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

     We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by a selling securityholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for inclusion in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common shares against civil liabilities, including liabilities under the Securities Act.

                             SELLING SECURITYHOLDERS

     On September 23, 2003, we completed the sale of 74,699,548 units. The units were issued pursuant to a resolution of our board of directors dated September 10, 2003. Each unit consists of one common share and one common share purchase warrant. As part of the sale of the units, a total of 7,030,355 agent's warrants were granted to the agents who participated in the private placement of the units. Each agent's warrant is exercisable for one common share at an exercise price of $1.15 per common share until September 23, 2008.

     Each warrant, including the agent's warrants, is exercisable into one common share at an exercise price of $1.15 per share (subject to adjustment as provided by the terms of the warrants and warrant indenture). The selling securityholders may exercise the warrants on or before September 23, 2008. We may call the warrants at any time should the closing price of the common shares equal or exceed $2.50 on the Toronto Stock Exchange for 20 consecutive trading days and the warrantholders must exercise their rights prior to the expiration of a 30-day notice period or any and all further exercise rights with respect to that portion of their warrants shall cease upon the expiration of the notice period. In any three-month period no more than the lesser of (i) 20% of the aggregate amount of warrants initially issued to a warrantholder or (ii) the number of warrants held by the warrantholder, may be called by us and we may not call additional warrants in any subsequent three-month period unless all the conditions are again met. All warrants must be called simultaneously on the same terms. It shall be a condition to any transfer or exchange of warrants that the transferring warrantholder and the new warrantholder enter into a written agreement pursuant to which they agree to allocate on a pro rata basis any call of warrants by us, such that we shall have the right to call the same number of warrants that we would have called if the transfer or exchange had not occurred, occurring from and after the effective date of such transfer or exchange.

     We agreed, in a registration rights agreement, that we would register for the holders in the United States the common shares and the common shares that are issuable upon exercise of the warrants, and use commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective and to remain continuously effective until the earlier of (i) such date as the securities that can be sold under this prospectus by the selling securityholders have been sold, and (ii) such time as the securities covered by this prospectus are no longer subject to restrictions on resale as provided in Rule 144(k) under the Securities Act. We have filed the form of registration rights agreement, and the warrant indenture as exhibits to the registration statement of which this prospectus forms a part.

     We agreed, in the U.S. purchase agreement, that we will prepare and submit to the Nasdaq an application to list our common shares on the Nasdaq SmallCap market. If our common shares are not listed on the Nasdaq SmallCap market on or before May 1, 2004 we will make pro rata payments to each U.S. purchaser as liquidated damages in an amount equal to 1.5% of the aggregate amount invested by such U.S. purchaser for each 30-day period or pro rata for any portion thereof following May 1, 2004 until the common shares are listed on the Nasdaq SmallCap market. The May 1, 2004 deadline shall be extended, if necessary, and we will not have to pay any liquidated damages until four weeks after such time as we meet the requirements of Nasdaq Marketplace Rules 4310(c)(2)(A)(ii) and 4310(c)(4) for inclusion of our common shares on the Nasdaq SmallCap market. We have filed the form of U.S. Purchase Agreement as an exhibit to the registration statement of which this prospectus forms a part.

     The selling securityholders will determine the number of common shares that they actually sell. This will depend upon a number of factors, including, among other things, the market price of the common shares. Because the selling securityholders may offer all, some or none of the common shares that they hold, and because the offering contemplated by this prospectus is currently not being underwritten, we cannot estimate the number of common shares that will be held by the selling securityholders upon or prior to the termination of this offering. For purposes of the table below, we assume that each common share purchase warrant is exercisable into one common share. We also assume that the selling securityholders will sell all common shares offered hereby. This is reflected under "Beneficial Ownership After the Offering."

     All information as to beneficial ownership of common shares has been furnished by or on behalf of the selling securityholders. Except as described above, the selling securityholders have sole voting and investment power over the common shares listed in the table. The selling securityholders have not had a material relationship with WorldHeart or any of its affiliates within the past three years.

     WorldHeart is authorized to issue an unlimited number of common shares without par value of which 101,631,553 are issued and outstanding and an unlimited number of preferred shares without par value, issuable in series, of which 1,374,570 Series A cumulative convertible redeemable preferred shares are issued and outstanding. The beneficial ownership information in the table below is based on 101,631,553 common shares outstanding as of October 21, 2003.

                                      Beneficial Ownership                                        Beneficial Ownership
                             ---------------------------------------                     --------------------------------------
                                       Before the Offering                                         After the Offering
                             -------------------------------------      Common Shares    --------------------------------------
----------------------------       Number of         Percentage of         Offered        Number of Common      Percentage of
           Name                  Common Shares          Class              Hereby             Shares                Class
----------------------------     -------------       -------------       -------------    -----------------    ----------------
City of Milford Pension &
Retirement Fund.........          1,612,000(1)             1.59               1,612,000            -                   -

NFIB Employee
Pension Trust...........            452,000(2)             0.44                 452,000            -                   -

     ------------------------

     1 This number includes 806,000 common shares held directly and 806,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     2 This number includes 226,000 common shares held directly and 226,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

                                      Beneficial Ownership                                        Beneficial Ownership
                             ---------------------------------------                     --------------------------------------
                                       Before the Offering                                         After the Offering
                             -------------------------------------      Common Shares    --------------------------------------
----------------------------       Number of         Percentage of         Offered        Number of Common      Percentage of
           Name                  Common Shares          Class              Hereby             Shares                Class
----------------------------     -------------       -------------       -------------    -----------------    ----------------
NFIB Corporate Account..            322,000(3)             0.32                 322,000            -                   -

NFIB Serp Assets........             80,000(4)             0.08                  80,000            -                   -

Norwalk Employees'
Pension Plan............            886,000(5)             0.87                 886,000            -                   -

Public Employee Retirement
System of Idaho.........          5,806,000(6)             5.71               5,806,000            -                   -

City of Stamford Firemen's
Pension Fund............            790,000(7)             0.78                 790,000            -                   -

Asphalt Green, Inc......            162,000(8)             0.16                 162,000            -                   -

Lazar Foundation........            162,000(9)             0.16                 162,000            -                   -

Francois deMenil........            146,000(10)             0.14                 146,000            -                   -


     ------------------------

     3 This number includes 161,000 common shares held directly and 161,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     4 This number includes 40,000 common shares held directly and 40,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     5 This number includes 443,000 common shares held directly and 443,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     6 This number includes 2,903,000 common shares held directly and 2,903,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     7 This number includes 395,000 common shares held directly and 395,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     8 This number includes 81,000 common shares held directly and 81,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     9 This number includes 81,000 common shares held directly and 81,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     10 This number includes 73,000 common shares held directly and 73,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

                                      Beneficial Ownership                                        Beneficial Ownership
                             ---------------------------------------                     --------------------------------------
                                       Before the Offering                                         After the Offering
                             -------------------------------------      Common Shares    --------------------------------------
----------------------------       Number of         Percentage of         Offered        Number of Common      Percentage of
           Name                  Common Shares          Class              Hereby             Shares                Class
----------------------------     -------------       -------------       -------------    -----------------    ----------------
HBL Charitable
Unitrust................           128,000(11)             0.13                 128,000            -                   -

Helen Hunt..............           162,000(12)             0.16                 162,000            -                   -

Jeanne L. Morency.......           112,000(13)             0.11                 112,000            -                   -

Psychology Associates...            48,000(14)             0.05                  48,000            -                   -

Peter Looram............            78,000(15)             0.08                  78,000            -                   -

Murray Capital, LLC.....           162,000(16)             0.16                 162,000            -                   -

Meehan Foundation.......           130,000(17)             0.13                 130,000            -                   -

Domenic J. Mizio........           226,000(18)             0.22                 226,000            -                   -

     ------------------------

     11 This number includes 64,000 common shares held directly and 64,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     12 This number includes 81,000 common shares held directly and 81,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     13 This number includes 56,000 common shares held directly and 56,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     14 This number includes 24,000 common shares held directly and 24,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     15 This number includes 39,000 common shares held directly and 39,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     16 This number includes 81,000 common shares held directly and 81,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     17 This number includes 65,000 common shares held directly and 65,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     18 This number includes 113,000 common shares held directly and 113,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

                                      Beneficial Ownership                                        Beneficial Ownership
                             ---------------------------------------                     --------------------------------------
                                       Before the Offering                                         After the Offering
                             -------------------------------------      Common Shares    --------------------------------------
----------------------------       Number of         Percentage of         Offered        Number of Common      Percentage of
           Name                  Common Shares          Class              Hereby             Shares                Class
----------------------------     -------------       -------------       -------------    -----------------    ----------------
Morgan Trust Co. of the
Bahamas Ltd. as Trustee
U/A/D 11/30/93..........           484,000(19)             0.48                 484,000            -                   -

Susan Uris Halpern......           290,000(20)             0.29                 290,000            -                   -

Theeuwes Family Trust,
Felix Theeuwes Trustee..           130,000(21)             0.13                 130,000            -                   -

Alan B. & Joanne K.
Vidinsky 1993 Trust.....           130,000(22)             0.13                 130,000            -                   -

William B. Lazar........           112,000(23)             0.11                 112,000            -                   -

Barrie Ramsay Zesiger...           258,000(24)             0.25                 258,000            -                   -

John J. & Catherine H.
Kayola.................             26,000(25)             0.03                  26,000            -                   -

Robert K. Winters......             10,000(26)             0.01                  10,000            -                   -

     ------------------------


     19 This number includes 242,000 common shares held directly and 242,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     20 This number includes 145,000 common shares held directly and 145,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     21 This number includes 65,000 common shares held directly and 65,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     22 This number includes 65,000 common shares held directly and 65,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     23 This number includes 56,000 common shares held directly and 56,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     24 This number includes 129,000 common shares held directly and 129,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     25 This number includes 13,000 common shares held directly and 13,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     26 This number includes 5,000 common shares held directly and 5,000 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

                                      Beneficial Ownership                                        Beneficial Ownership
                             ---------------------------------------                     --------------------------------------
                                       Before the Offering                                         After the Offering
                             -------------------------------------      Common Shares    --------------------------------------
----------------------------       Number of         Percentage of         Offered        Number of Common      Percentage of
           Name                  Common Shares          Class              Hereby             Shares                Class
----------------------------     -------------       -------------       -------------    -----------------    ----------------
The Federated Kaufman
Fund, a portfolio of
Federated Equity Funds..        19,741,936(27)            19.43             19,741,936            -                   -

SF Capital Partners
Limited.................         9,677,420(28)             9.52               9,677,420            -                   -

MedCap Partners L.P.....         6,451,612(29)             6.35               6,451,612            -                   -

Straus Partners LP......         2,087,096(30)             1.96               1,987,096         100,000               0.10

Straus - GEPT Partners
LP......................         1,288,710(31)             1.22               1,238,710          50,000               0.05

Clarion Capital
Corporation.............         1,451,612(32)             1.43               1,451,612            -                   -

Clarion Offshore Fund,
Ltd.....................           645,162(33)             0.63                 645,162            -                   -

     ------------------------

     27 This number includes 9,870,968 common shares held directly and 9,870,968 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     28 This number includes 4,838,710 common shares held directly and 4,838,710 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     29 This number includes 3,225,806 common shares held directly and 3,225,806 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     30 This number includes 993,548 common shares held directly and 993,548 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus as well as 100,000 common shares which are not covered by this prospectus.

     31 This number includes 619,355 common shares held directly and 619,355 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus as well as 50,000 common shares which are not covered by this prospectus.

     32 This number includes 725,806 common shares held directly and 725,806 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     33 This number includes 322,581 common shares held directly and 322,581 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

                                      Beneficial Ownership                                        Beneficial Ownership
                             ---------------------------------------                     --------------------------------------
                                       Before the Offering                                         After the Offering
                             -------------------------------------      Common Shares    --------------------------------------
----------------------------       Number of         Percentage of         Offered        Number of Common      Percentage of
           Name                  Common Shares          Class              Hereby             Shares                Class
----------------------------     -------------       -------------       -------------    -----------------    ----------------
Clarion Partners, L.P.             645,162(34)             0.63                 645,162            -                   -

Dynamic Equity Hedge
Fund......................         161,290(35)             0.16                 161,290            -                   -

Morton A. Cohen TTEE FBO
the Morton A. Cohen
Revocable Living Trust....         322,580(36)             0.32                 322,580            -                   -

JoAnna L. Abrams..........          15,352(37)             0.02                  15,352            -                   -

Christopher D. Jennings             64,518(38)             0.06                  64,518            -                   -
Special Situations Fund
III, L.P..................      13,306,452(39),(42),(43)  13.09              13,306,452            -                   -

Special Situations Cayman
Fund, L.P.................       4,435,484(40),(42),(43)   4.36               4,435,484            -                   -

     ------------------------


     34 This number includes 322,581 common shares held directly and 322,581 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     35 This number includes 80,645 common shares held directly and 80,645 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     36 This number includes 161,290 common shares held directly and 161,290 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     37 This number includes 7,676 common shares held directly and 7,676 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     38 This number includes 32,259 common shares held directly and 32,259 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     39 This number includes 6,653,226 common shares held directly and 6,653,226 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     40 This number includes 2,217,742 common shares held directly and 2,217,742 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

                                      Beneficial Ownership                                        Beneficial Ownership
                             ---------------------------------------                     --------------------------------------
                                       Before the Offering                                         After the Offering
                             -------------------------------------      Common Shares    --------------------------------------
----------------------------       Number of         Percentage of         Offered        Number of Common      Percentage of
           Name                  Common Shares          Class              Hereby             Shares                Class
----------------------------     -------------       -------------       -------------    -----------------    ----------------
Special Situations Private
Equity Fund, L.P..........       4,838,710(41),(42),(43)                      4,838,710            -                   -

Roth Capital Partners,
LLC.......................       3,894,355(44)                                3,894,355            -                   -
                                ==========                                   ==========         =======               ====
     Total                      81,931,451                                   81,781,451         150,000               0.15

     ------------------------

     41 This number includes 2,419,355 common shares held directly and 2,419,355 common shares issuable upon exercise of the warrants, which common shares are covered by this prospectus.

     42  MGP  Advisors  Limited  ("MGP")  is  the  general  partner  of  Special
          Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David
          M. Greenhouse are the principal owners of MGP, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

     43 Mr. Majteles, a member of our board of directors, is also the managing member of Treehouse Capital, LLC ("Treehouse"), an investment firm. Special Situations Fund III, L.P., Special Situations Cayman Fund,
          L.P., Special Situations Private Equity Fund, L.P. and Special Situations Fund, L.P. have entered into an agreement with Mr. Majteles and Treehouse, pursuant to which Treehouse, through Mr. Majteles, provides certain management and financial advisory services for the funds on request. If Mr. Majteles' services are requested by the funds with respect to a particular portfolio investment, Treehouse is entitled to 10% of the funds' net gain (as defined) or net loss (as defined) on the investment during the term of the agreement, offset by certain fees that may be paid by the portfolio company to Treehouse or Mr. Majteles directly and, except in certain cases, the amount of the retainer paid to Treehouse. Under the agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to shareholders of any company for which he serves as a member of the board of directors and also is obligated not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles has agreed to serve as a member of our board of directors pursuant to this agreement.

     44 This number consists of 3,894,355 common shares issuable upon exercise of the agent's warrants, which common shares are covered by this prospectus.

                               MATERIAL CONTRACTS

     On June 30, 2000, we entered into a distribution agreement with Edwards whereby Edwards would be the sole distributor, except in the United States, of our heart assist and heart replacement products for a period of five years commencing July 1, 2000. As a result of the distribution agreement, WorldHeart is obligated to pay Edwards a minimum annual fee of $2 million less the actual gross margin for the duration of the agreement. On June 30, 2000, we also entered into a supply agreement with Edwards whereby Edwards would be the sole supplier of certain components of our heart assist products for a period of five years.

     On June 30, 2000, we issued Series A cumulative convertible redeemable preferred shares to Edwards for US$20.0 million that are convertible at Edward's option after June 30, 2006 into 1,374,570 common shares (representing a per share conversion price of US $14.55), plus additional common shares for the accumulated but unpaid dividends to the date of conversion, without payment of additional consideration. These preferred shares are non-voting. Edwards can nominate one director of WorldHeart pursuant to a shareholders agreement. These shares are callable for cash at the face amount plus accumulated but unpaid dividends at our option at any time up to June 30, 2007, at which time they are mandatorily redeemable for the face amount of US$20.0 million plus accumulated dividends. Dividends accumulate at 5% per year for the first three years and 10% per year for years four through seven.

     On September 22, 2003, we entered into a Conversion Agreement with Edwards Lifesciences (U.S.) Inc. which provides that, subject to shareholder approval, WorldHeart will acquire for cancellation the 1,374,570 Series A cumulative convertible redeemable preferred shares of WorldHeart held by Edwards Lifesciences (U.S.) Inc. by issuing to Edwards Lifesciences (U.S.) Inc. upon the conversion of those shares, 3,500,000 common shares of WorldHeart and 7,000,000 warrants, each exercisable for one common share of WorldHeart. Shareholder approval for the transaction will be sought on November 25, 2003 at a special meeting of the shareholders of WorldHeart.

     On May 24, 2000, WorldHeart, Edwards, Novacor and World Heart Inc. entered into a contribution agreement pursuant to which World Heart acquired the assets and liabilities of Novacor from Edwards through World Heart Inc. On May 24, 2000, WorldHeart and Edwards also entered into an exchange agreement pursuant to which Edwards received the right for one year following the second anniversary of the issuance to it of 4,981,128 Series A cumulative participating preferred shares of World Heart Inc. to require us to exchange those shares for an equal number of WorldHeart common shares. On May 8, 2002, WorldHeart and Edwards amended the exchange agreement and the contribution agreement to extend the period of time within which Edwards may require the exchange of shares to two years and to extend the commencement date of the exchange window by one year. As consideration for the extension of this period, Edwards agreed that the dividend payable on its preferred shares would be decreased by one percent effective July 1, 2002. On September 22, 2003, WorldHeart and Edwards amended the exchange agreement to shorten the commencement date of the exchange window by one year and Edwards exchanged the 4,981,128 Series A cumulative participating preferred shares of World Heart Inc. for 4,981,128 of our common shares.

     In November 2001, WorldHeart was approved for a grant from Technology Partners Canada (TPC) pursuant to a TPC agreement with the Minister of Industry for Canada. The amount to be received pursuant to this grant is equal to the lesser of $9.98 million or 31.1% of eligible costs incurred by us in connection with the prototype development and clinical trials of HeartSaver. These costs are subject to review and acceptance by Industry Canada. WorldHeart is required to pay TPC a royalty equal to 1% of gross revenues from the first version of HeartSaver for a period of six years from commencement of commercial sales. If by the end of this period cumulative royalties have not reached $19.7 million, the royalty period will continue for a further four years or until cumulative royalties are $19.7 million, whichever comes first. As part of the agreement, TPC received warrants for 650,000 common shares of WorldHeart, exercisable until December 2006 at an exercise price of $6.61 per share. On May 21, 2003, the agreement was amended in order to allow changes in the HeartSaver development program to be considered eligible costs. TPC's royalty was also amended to .65% of consolidated gross business revenues for a period commencing in January 2004 and ending in January 2012. In the event that cumulative royalty payments have not reached $26.4 million by this date, the royalty period would continue for a further three years or until the cumulative royalties reached $26.4 million, whichever comes first.

     On December 19, 2001, pursuant to a private placement, we issued 3,027,000 special warrants for net proceeds of $14,886,649 after deducting expenses of the placement of $1,761,851. Each special warrant was convertible without additional consideration into one common share of WorldHeart and one warrant to purchase one common share. Each warrant is exercisable at a price of $6.01 per share until January 24, 2004. In connection with the private placement of the special warrants, on December 19, 2001, we entered into a underwriting agreement with Yorkton Securities Inc. and First Associates Investments Inc. We granted the underwriters and agents 157,490 warrants to acquire an aggregate of 157,490 underwriters' compensation options. Each such option entitles the holder to acquire one common share of WorldHeart and one underwriters' underlying warrant at an exercise price of $6.05 per share. The underwriters' compensation options are exercisable for a four-year period ending December 19, 2005. Each underwriters' underlying warrant entitles the holder to acquire one common share at an exercise price of $6.01 per share until December 19, 2003.

     In connection with the December 19, 2001 transaction, on January 17, 2002, we filed a final short-form prospectus with Canadian securities regulatory authorities to qualify the 3,027,000 common shares and 3,027,000 warrants issuable upon the exercise of the special warrants and 157,490 underwriters' compensation options issuable upon the exercise of the underwriters' warrants. All of the special warrants were deemed to have been exercised by the holders on January 24, 2002.

     In connection with the formation of 2007262 Ontario Inc. on December 19, 2001 we entered into an asset transfer agreement with 2007262 Ontario Inc. pursuant to which WorldHeart sold to 2007262 certain technology in exchange for 100,000 Series 2 preferred shares of 2007262 Ontario Inc. and a promissory note in the amount of $2,000,000. The promissory note was repaid to WorldHeart from the proceeds of Series 1 preferred shares of 2007262 Ontario Inc., subscribed for by New Generation Biotech (Equity) Inc. or "NewGen." The balance of the Series 1 preferred share proceeds were used to improve and enhance the technology transferred by WorldHeart. On January 31, 2003, and pursuant to the terms of the agreement, NewGen redeemed the Series 1 preferred shares for 637,000 common shares of WorldHeart and 637,000 warrants of WorldHeart. Each warrant is exercisable into one common share of WorldHeart at a price of $6.01 at any time up to January 24, 2004.

     On December 18, 2002, we entered into a $2,000,000 non-revolving term credit agreement. The loan had a maturity of June 18, 2003 and an interest rate of 2% per month. The loan was collateralized by a general security agreement granting a security interest in all of our assets. We issued 200,000 warrants to the lender, each warrant being exercisable for one common share of WorldHeart at a price of $1.30 per share exercisable until December 18, 2007. This loan was repaid in full on January 28, 2003 and the security agreements were discharged.

     In separate transactions on January 3, 2003 and January 8, 2003, we completed private placements totaling 2,343,750 units at a price of $1.28 per unit for gross proceeds of $3,000,000 (issue costs were $384,728). Each unit comprises one common share and one warrant to purchase a common share. Each warrant is exercisable into one common share at an exercise price of $1.60 per share for a period of five years. In association with the transaction we also granted 234,374 broker warrants to the placement agent. Each broker warrant is exercisable at a price of $1.60 per share into one common share and one compensation warrant at any time prior to December 31, 2004. Each compensation warrant is exercisable into one common share of WorldHeart at a price of $1.60 per common share at any time prior to December 31, 2007.

     On January 28, 2003, we entered into a senior loan agreement for loans totaling $7,000,000 and a subordinated loan agreement for loans totaling $3,000,000 and an intercreditor agreement. The loans were originally scheduled to mature on July 31, 2003 and bear interest rates of 18% per annum payable monthly in arrears. The loans were to be repaid in full on the earlier of the maturity date or the completion of a replacement financing. These loans were amended to extend the maturity date from July 31, 2003 to August 15, 2003 and then further extended to September 23, 2003. The loans were repaid on September 23, 2003. We paid the lenders a fee of 4% and issued them a total of 3,000,000 warrants with each warrant exercisable into one common share of WorldHeart for a period of five years at a price of $1.60 per share. As collateral for the loans, we entered into general security agreements granting a security interest in all of our assets. Upon repayment of the loans, the security agreements were discharged.

     On April 2, 2003, we issued 1,000,000 common shares at a price of $1.60 per share for gross proceeds of $1,600,000 pursuant to the exercise of previously issued warrants with an expiry date of January 2, 2008. As compensation for the early exercise of the warrants an additional 1,760,000 warrants were issued. These warrants are exercisable into common shares of WorldHeart at $1.60 per share until April 2, 2008.

     On July 23, 2003, we entered into a Note Purchase Facility Agreement with Export Development Canada to assist WorldHeart in its export marketing activities by permitting customers outside of Canada to pay for purchases by issuing a note payable at an agreed future date, with Export Development Canada purchasing the note from WorldHeart. The facility is for a maximum of US$4,000,000 and will carry an interest rate as set for each note purchase by Export Development Canada, payable semi-annually in arrears.

     On July 30, 2003, we issued Senior Subordinated Convertible Debentures in the principal amount of $1,200,000, guaranteed by WorldHeart Inc., to Sherfam Inc. and YMG Private Wealth Opportunities Fund (YMG) and an amended and restated intercreditor agreement. The debentures had a maturity date of October 29, 2003 and were convertible at the holder's option into common shares of WorldHeart for $1 per share. The debentures were callable by us at any time after September 15, 2003, upon payment of the outstanding principal amount plus accrued interest, subject to the prior right of the the holders to convert. The debentures had an interest rate of 14% per annum, and, in connection with the sale, warrants to purchase 1,200,000 common shares, at an exercise price of $1.20 per share for a period of three years were issued. As security for the debentures, we entered into a general security agreement granting a security interest in all of our assets. The debentures were repaid, in full, to YMG on September 23, 2003 and to Sherfam Inc. on September 24, 2003 and the security agreements were discharged.

     On September 4, 2003, we entered into a Bridge Loan Agreement with Sherfam Inc. and Edwards providing a loan of $1,000,000. The loan bore interest at a rate of 14% per annum payable monthly in arrears and was repayable, in full, at the earlier of the completion of a financing event and October 22, 2003. The loan also carried a fee of 4%, payable at the time of repayment, and in connection with the loan we issued
830,000 warrants with each warrant exercisable into one common share of WorldHeart at a price of $1.20 per share exercisable until October 16, 2006. This loan was repaid, in full, on September 23, 2003.

     On September 10, 2003, we entered into the Novacor Liquidating Trust Buyout Agreement which provided WorldHeart with a right to repurchase, upon the payment of US$1,500,000, the Novacor Liquidating Trust's entitlement to royalties on revenues generated from the sale of our Novacor LVAS and equipment. On September 22, 2003 we exercised our repurchase right.

     On September 23, 2003, we completed a private placement in Canada and the United States of 74,699,458 units at a price of $0.85 per unit for gross proceeds of $63,492,980 (issue costs were $6,692,980). Each unit comprises one common share and one warrant to purchase a common share of WorldHeart. Each warrant is exercisable into one common share at an exercise price of $1.15 per share (subject to adjustment as provided by the terms of the warrant and warrant indenture) until September 22, 2008. In association with the transaction we also granted 7,030,355 agents' warrants to the agents. Each agents' warrant is exercisable at a price of $1.15 per share into one common share for a period of five years. As part of the private placement, WorldHeart entered into, on September 23, 2003, a registration rights agreement with the purchasers of units in the United States in which we agreed to register the common shares and the common shares that are issuable upon exercise of the warrants held by them under the registration statement of which this prospectus forms a part. We also entered into a warrant indenture with CIBC Mellon Trust Company, as warrant agent, which sets forth the terms and conditions of the warrants issued to the purchasers of units in Canada and the United States and an agency agreement with the Canadian agent, Research Capital Corporation which set forth certain representations and warranties and terms and conditions with respect to the issue of units to purchasers in Canada. We have filed the registration rights agreement, and the warrant indenture as exhibits to the registration statement of which this prospectus forms a part.

                              EXPENSES OF THE ISSUE

     We will pay the following estimated expenses (not including underwriting discounts and commissions and expenses reimbursed by us) to be incurred in connection with the issuance and distribution of the common shares to which this prospectus relates. Other than the SEC filing fee, all of these expenses are estimated.

        SEC filing fee..........................................     $ 7,277.73
        Accounting fees and expenses............................     $15,000
        Legal fees and expenses ................................     $75,000
        Transfer Agent's fees...................................          $0
        Printing and engraving expenses.........................      $1,000
        Miscellaneous ..........................................      $1,000
        Total ..................................................     $99,277.73

                                  SHARE CAPITAL

     The authorized share capital of WorldHeart consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series. As of October 21, 2003, a total of 101,631,553 common shares and 1,374,750 Series A cumulative convertible redeemable preferred shares were outstanding.

     Common Shares

     The common shares entitle the holders thereof to one vote at meetings of the shareholders of WorldHeart, except meetings at which only the holders of another class or series of shares are entitled to vote and, subject to the prior rights of holders of any preferred shares, to receive any dividends declared by the board of directors and to receive the property of WorldHeart upon liquidation, dissolution or winding up. All outstanding common shares and preferred shares are fully paid and non-assessable.

     As at January 1, 2000, a total of 14,150,539 common shares were issued, outstanding, and fully paid.

Common shares issued during the past three fiscal years and the current fiscal year to date are described below:

     2000

     During the period beginning January 10, 2000 and ending October 20, 2000, we issued a total of 12,282 common shares upon the exercise of options pursuant to WorldHeart's ESOP, at prices ranging from $6.80 to $12.67 per share, for total gross and net proceeds of $116,154.

     On January 20, 2000, we issued 2,326 common shares upon the exercise of warrants.

     On February 28, 2000, we issued 13,100 common shares upon the exercise of warrants for total gross and net proceeds of $97,988. These warrants were exercised by underwriters of previous equity issues who exercised a portion of their compensation warrants.

     On March 17, 2000, we completed a public offering of 850,000 common shares for net proceeds of $15,132,742 after deducting issue costs of $199,133.

     On August 16, 2000, we issued 89,180 common shares on exercise of warrants for total gross and net proceeds of $667,066. These warrants were exercised by underwriters of previous equity issues who exercised a portion of their compensation warrants.

     2001

     During the period beginning September 17, 2001 and ending October 12, 2001, a total of 174,300 common shares were repurchased by us and cancelled, at a price of $4.88 per share, for a total gross and net cost to us of $850,584.

     On December 19, 2001, we completed a private placement of 3,027,000 special warrants at a per-unit price of $5.50, for total net proceeds of $14,886,649 after deducting issue costs of $1,761,851. Each special warrant was convertible into one common share and one warrant to purchase a common share for a period of two years at a price of $6.01 per share. In January 2002, the special warrants were converted into an equivalent number of common shares and warrants.

     2002

     No common shares were issued.

     2003

     In January 2003, we completed a private placement of 2,343,750 units at a per-unit price of $1.28, for total net proceeds of $2,615,272 after deducting issue costs of $384,728. Each unit comprises one WorldHeart common share and one warrant to purchase a common share of WorldHeart for a period of five years at $1.60 per share.

     On January 31, 2003, and pursuant to the terms of an asset transfer agreement between us and 2007262 Ontario Inc., New Generation Biotech (Equity) Fund Inc. exchanged Series 1 preferred shares of 2007262 Ontario Inc. for 637,000 common shares of WorldHeart and 637,000 warrants of WorldHeart at an exercise price of $6.01 per share expiring January 24, 2004. Net proceeds to us totaled $3,420,016 after deducting issue costs of $83,485.

     On April 2, 2003, we issued 1,000,000 common shares at a price of $1.60 per share for net proceeds of $1,568,242 after deducting transaction costs of $31,758, pursuant to the exercise of previously issued warrants with an expiry date of January 2, 2008.

     On September 23, 2003, we completed a private placement of 74,699,548 units. 35,756,000 of these units were sold to Canadian purchasers at a per-unit price of $0.85, and 38,943,548 of these units were sold to purchasers in the United States at a per-unit price of approximately US$0.62, for total net proceeds of $56,800,000 after deducting issue costs of $6,692,980. Each unit comprises one WorldHeart common share and one warrant to purchase a common share of WorldHeart at $1.15 per share expiring September 23, 2008.

     On September 23, 2003, we issued 4,981,128 common shares in exchange for 4,981,128 Series A cumulative participating preferred shares of World Heart Inc., a subsidiary of WorldHeart, held by Edwards.

     As of October 21, 2003, a total of 101,631,553 common shares were outstanding.

     Preferred Shares

     The board of directors has the authority to issue an unlimited number of preferred shares, issuable in series, and to determine prior to any such issuance the price, rights, preferences privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. Preferred shares may, at the discretion of the board of directors, be entitled to preference over the common shares and any other shares ranking junior to the preferred shares with respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding up. If any cumulative dividends or amounts payable on return of capital are not paid in full, preferred shares of all issued series would participate rateably in accordance with the amounts that would be payable on such shares if all such dividends were declared and paid in full or the sums which would be payable on such shares on the return of capital if all amounts so payable were paid in full, as the case may be.

     On May 24, 2000, WorldHeart and Edwards entered into an exchange agreement pursuant to which Edwards received the right for one year following June 30, 2002 to require WorldHeart to exchange 4,981,128 Series A cumulative participating preferred shares of World Heart Inc. issued to it on June 30, 2000 for an equal number of WorldHeart common shares. On May 8, 2002, WorldHeart and Edwards amended the exchange agreement to extend the period of time within which Edwards may require the exchange of shares to two years and to extend the commencement date of the exchange window to June 30, 2003. As consideration for the extension of this period, Edwards agreed that the dividend payable on its preferred shares of World Heart Inc. would be decreased by one percent effective July 1, 2002. On September 22, 2003, WorldHeart and Edwards amended the exchange agreement to shorten the commencement date of the exchange window by one year.

     On June 30, 2000, we issued Series A cumulative convertible redeemable preferred shares to Edwards Lifesciences (U.S.) Inc. for US$20.0 million that are convertible at Edwards Lifesciences (U.S.) Inc.'s option after June 30, 2006 into 1,374,570 common shares (representing a per share conversion price of US $14.55). These preferred shares are non-voting except that Edwards can nominate one director of WorldHeart. These shares are callable for cash at the face amount plus accumulated but unpaid dividends at our option at any time up to June 30, 2007, at which time they are mandatorily redeemable for the face amount of US$20.0 million plus accumulated dividends. Dividends accumulate at 5% per year for the first three years and 10% per year for years four through seven.

     On September 22, 2003, we entered into a Conversion Agreement with Edwards Lifesciences (U.S.) Inc. that provides that, subject to shareholder approval, WorldHeart will acquire for cancellation the 1,374,570 Series A cumulative convertible redeemable preferred shares of WorldHeart held by Edwards Lifesciences (U.S.) Inc. by issuing to Edwards Lifesciences (U.S.) Inc. upon the conversion of those shares, 3,500,000 common shares of WorldHeart and 7,000,000 warrants, each exercisable for one common share of WorldHeart. Shareholder approval for the transaction will be sought on November 25, 2003 at a special meeting of the shareholders of WorldHeart.

     On September 22, 2003, Edwards exchanged 4,981,128 Series A cumulative participating preferred shares of World Heart Inc. into 4,981,128 of our common shares.

                                    DIVIDENDS

     To date, we have not paid any dividends on our common shares. Our policy at the present time is to retain earnings for corporate purposes. The payment of dividends in the future will depend on the earnings and financial condition of WorldHeart and on such other factors as the board of directors may consider appropriate.

                                     EXPERTS

     The financial statements of WorldHeart as of December 31, 2002 and December 31, 2001, and the consolidated statements of loss, shareholders' equity (deficiency) and cash flows for the years ended December 31, 2002, December 31, 2001 and December 31, 2000, have been incorporated herein by reference in reliance upon the report of PricewaterhouseCoopers LLP independent auditors, as indicated in their reports with respect thereto, and included herein in reliance on the authority of that firm as experts in accounting and auditing in giving those reports. WorldHeart's lawyers own less than .001% of the issued and outstanding common shares of WorldHeart.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     We are a corporation organized under the laws of Canada. Several of our directors, controlling persons and officers, and the experts named in this prospectus, are residents of Canada, and a substantial portion of their assets and a majority of our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the directors, controlling persons, officers and experts who are not residents of the United States or to enforce against them judgments of courts of the United States based upon the civil liability under the Federal securities laws of the United States. McCarthy Tetrault LLP, our Canadian counsel, has advised us that there is doubt as to the enforceability in Canada against WorldHeart or against any of its directors, controlling persons, officers or experts, who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities based solely upon the Federal securities laws of the United States.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement of Form F-3 under the Securities Act of 1933, with respect to the resale of the common shares described in this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information contained in that registration statement and its exhibits. For further information with respect to us and our common shares, you should consult the registration statement and its exhibits. The registration statement and any of its amendments, including exhibits filed as part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the entities listed below.

                       WHERE YOU CAN GET MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 applicable to foreign private issuers and fulfill the obligations of these requirements by filing reports with the Securities and Exchange Commission. As a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Securities and Exchange Commission, within six months after the end of each fiscal year, an annual report on Form 20-F containing financial statements examined and reported on, with an opinion expressed, by an independent public accounting firm. In addition, we furnish the following types of information to the Securities and Exchange Commission under cover of Form 6-K:

     o material information we otherwise make publicly available in reports that we file with regulatory authorities in Canada;
     o    material information that we file with the Toronto Stock Exchange; and
     o    material information we distribute to our shareholders in Canada.

     You may read and copy the registration statement, including the related exhibits, the documents incorporated by reference into this prospectus and any document we file with the Securities and Exchange Commission, without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the registration statement and the documents incorporated by reference into this prospectus are publicly available through the web site maintained by the Securities and Exchange Commission at www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act (including reports on Form 6-K, if we identify in those reports that they are being incorporated by reference into this prospectus) until we have sold all of the common shares to which this prospectus relates or the offering is otherwise terminated:

     o    our Annual  Report on Form 20-F for the year ended  December 31, 2002;
          and
     o our Reports on Form 6-K furnished to the SEC on July 10, 2003, July 29, 2003, August 1, 2003, August 7, 2003, August 18, 2003, September
          3, 2003,  September 4, 2003,  September 15, 2003,  September 17, 2003,
          September 23, 2003, September 30, 2003, October 3, 2003 and October 21, 2003.

     You may request a copy of these filings, at no cost, by writing or telephoning us. Any requests should be directed to:

                     Mark Goudie
                     Vice President, Finance and Chief Financial Officer 1 Laser Street
                     Ottawa, Ontario K2E 7V1
                     (613) 226-4278

                                  LEGAL MATTERS

     The validity of the common shares offered hereby will be passed upon by McCarthy Tetrault LLP, Ottawa, Canada.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 8.  Indemnification of Directors and Officers.

     The Business Corporations Act (Ontario) (the "OBCA") permits a corporation to indemnify a director or officer against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of his or her status as a director or officer where the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding enforced by monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful. The OBCA requires the corporation to so indemnify such director or officer who has been substantially successful on the merits of his or her defense of such action or proceeding.

     The Corporation's By-laws provide that the Corporation shall indemnify present and former directors and officers of the Corporation and any person who acts or who has acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and may indemnify any person made a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, or administrative, by reason of the fact that such person is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or to satisfy a judgment, reasonably incurred by such person in any civil, criminal and administrative proceeding to which he is made a party by reason of such position, if such person (i) acted honestly and in good faith with a view to the best interests of the Corporation and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful, unless the same are incurred by his own willful neglect or default, provided that nothing in the By-laws shall relieve any director or officer of any liability imposed upon him by the OBCA, and otherwise to the extent permitted by the OBCA.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 9.  Exhibits.

Exhibit
Number                      Description of Documents
-------                     -------------------------


4.1    Form of Common Share  Certificate  (Incorporated  by reference to Exhibit
       4.1 to the Company's Amendment Number 1 to its Registration Statement on Form F-1 dated November 18, 1996)

4.2 Form of Registration Rights Agreement between the Registrant and the purchasers named therein dated September 22, 2003

4.3 Warrant Indenture between the Registrant and CIBC Mellon Trust Company dated September 22, 2003

4.4    Form of U.S. Purchase Agreement for Units

4.5 Agency Agreement between the Registrant and Research Capital Corporation dated September 22, 2003

4.6 Unified System License Agreement dated July 10, 1996 among the Registrant and The Cardiovascular Devices Division of the Ottawa Heart Institute. (Incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form F-1 dated October 8, 1996)

4.7 Biotelemetry License Agreement dated July 10, 1996 among the Registrant and The Cardiovascular Devices Division of the Ottawa Heart Institute. (Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form F-1 dated October 8, 1996)

4.8 TET License Agreement dated July 10, 1996 among the Registrant and The Cardiovascular Devices Division of the Ottawa Heart Institute. (Incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form F-1 dated October 8, 1996)

5.1 Opinion of McCarthy Tetrault LLP as to the legality of the common shares being registered hereby

23.1   Consent of PricewaterhouseCoopers LLP

23.2 Consent of McCarthy Tetrault LLP (Included in their opinion filed as Exhibit 5.1 hereto)

24.1 Power of Attorney (included on signature pages of this Registration Statement)

Item 10.  Undertakings.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of October 2003.



                                     WORLD HEART CORPORATION


                                     By: /s/ D. Mark Goudie
                                        --------------------------------
                                        Name:  D. Mark Goudie
                                        Title: Vice President, Finance and
                                                Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roderick Bryden and D. Mark Goudie, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name and place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                   Title
         ---------                                   -----


By: /s/ Roderick M. Bryden                  Chief Executive Officer, Director
    --------------------------------
Name:  Roderick M. Bryden                   (Principal Executive Officer)
Date:  October 22, 2003


By: /s/ D. Mark Goudie                      Chief Financial Officer
    --------------------------------
Name:  D. Mark Goudie                       (Principal Financial Officer and
Date:  October 22, 2003                     Principal Accounting Officer)


By: /s/ C. Ian Ross                         Chairman of the Board of Directors
    --------------------------------
Name:  C. Ian Ross
Date:  October 22, 2003


By: /s/ Robert J. Majteles                  Director
    -----------------------
Name:  Robert J. Majteles
Date:  October 22, 2003

                            AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of World Heart Corporation and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, on October 22, 2003.

                                     WORLD HEART INC.

                                     By: /s/ Roderick M. Bryden
                                        --------------------------------
                                         Name:  Roderick M. Bryden
                                         Title: President

                                  EXHIBIT INDEX



Exhibit
Number                      Description of Documents
-------                     -------------------------

4.1    Form of Common Share  Certificate.  (Incorporated by reference to Exhibit
       4.1 to the Company's Amendment Number 1 to its Registration Statement on Form F-1 dated November 18, 1996)

4.2 Form of Registration Rights Agreement between the Registrant and the purchasers named therein dated September 22, 2003

4.3 Warrant Indenture between the Registrant and CIBC Mellon Trust Company dated September 22, 2003

4.4    Form of U.S. Purchase Agreement for Units

4.5 Agency Agreement between the Registrant and Research Capital Corporation dated September 22, 2003

4.6 Unified System License Agreement dated July 10, 1996 among the Registrant and The Cardiovascular Devices Division of the Ottawa Heart Institute. (Incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form F-1 dated October 8, 1996)

4.7 Biotelemetry License Agreement dated July 10, 1996 among the Registrant and The Cardiovascular Devices Division of the Ottawa Heart Institute. (Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form F-1 dated October 8, 1996)

4.8 TET License Agreement dated July 10, 1996 among the Registrant and The Cardiovascular Devices Division of the Ottawa Heart Institute. (Incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form F-1 dated October 8, 1996)

5.1 Opinion of McCarthy Tetrault LLP as to the legality of the common shares being registered hereby

23.1   Consent of PricewaterhouseCoopers LLP

23.2 Consent of McCarthy Tetrault LLP (Included in their opinion filed as Exhibit 5.1 hereto)

24.1 Power of Attorney (included on signature pages of this Registration Statement)